SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549



Form 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 1996


Lone Star Industries, Inc.
(Exact name of registrant as specified in its charter)


         	 Delaware          	   1-2333             13-0982660
 (State or other jurisdiction   (Commission        (IRS Employer
       of incorporation)       File Number)      Identification No.)



  300 First Stamford Place, P. O. Box 120014, Stamford, CT 06912-0014
          (Address of principal executive offices)    (Zip Code)


    Registrant's telephone number, including area code  (203) 969-8600



ITEM 5.  OTHER EVENTS.

	On July 22, 1996 Lone Star Industries, Inc. made public disclosure of the following by a press release for immediate release:


Stamford, Connecticut, July 22, 1996--Lone Star Industries, Inc. (NYSE/LCE) announced today net income of $17.3 million, or $1.26 per share, on sales of $102.3 million for the quarter ended June 30, 1996. The financial results for the second quarter of 1996 represent a 42% improvement in earnings per share as compared to the results reported for the comparable period of 1995. For the six months ended June 30, 1996, the Company reported net income of $14.0 million, or $1.05 per share, on sales of $155.3 million.
For the same period of 1995, net income was $7.1 million, or $0.58
per share, on sales of $140.3 million.   Per share earnings are
calculated as if Lone Star was fully taxable despite a continuing net operating loss carryforward.

The Company stated that it had received numerous unsolicited expressions of interest in an affiliation or merger with the Company since the beginning of the year, but has decided that an affiliation or sale of the Company is not in the best interests of all of its shareholders. Thus, Lone Star has terminated conversations with all parties who had expressed an interest.

The Company stated that it expects to resume open market purchases of its common stock under an existing and continuing stock repurchase program. Further, the Company also stated that it intends at the August meeting of its Board of Directors to propose a plan of refinancing that would provide fewer restrictions on the repurchase of its stock by paying off its presently outstanding 10% Notes and borrowing at least $125 million. The Board is expected to approve this program. If this is accomplished, the Company intends to repurchase additional shares.

The proposed program will not in any way inhibit ongoing capital spending programs. Outlook for the present year continues to be bright.

For the three months ended June 30, 1996, cement operations reported sales of $75.4 million and gross profits of $24.8 million versus sales and gross profits of $61.9 million and $21.6 million, respectively, for the comparable period of 1995. For the six months ended June 30, 1996, cement operations reported sales of $118.4 million and gross profits of $30.7 million compared with 1995 six month sales and gross profits of $102.8 million and $26.3 million, respectively. Sales volumes for the second quarter and first six months of 1996 were 17% and 9%, respectively, higher than the comparable periods of 1995 due to strong demand for cement, better weather conditions in 1996 compared to the abnormally wet second quarter of 1995 and higher sales of slag cement. Net realized selling prices in the second quarter and first six months of 1996 were higher than the comparable periods in 1995 by 4% and 6%, respectively.

In the second quarter of 1996, construction aggregates operations had sales of $13.5 million and gross profits of $4.2 million versus sales and gross profits of $15.6 million and $3.3 million, respectively, for the second quarter of 1995. For the six months, construction aggregates operations had sales of $16.6 million and gross profits of $0.1 million versus sales and a loss at the gross profit level of $21.2 million and $0.9 million, respectively, in 1995. The decline in construction aggregate sales reflects the sale of the Nova Scotia quarry operations in the fourth quarter of 1995.

For the second quarter of 1996, ready-mixed concrete and other operations had sales of $13.4 million and gross profits of $3.0 million versus sales and gross profits of $10.1 million and $1.6 million, respectively, in 1995. For the six months, the 1996 sales and gross profits were $20.3 million and $3.4 million versus sales and gross profits of $16.2 million and $1.5 million respectively, in 1995. Construction activity has been particularly strong in the Memphis, Tennessee area which has benefited our operations.

Rosebud Holdings, Inc., the subsidiary formed by Lone Star in its reorganization to liquidate certain non-core assets, redeemed the remaining $4.4 million in principal amount of Asset Proceeds Notes on June 20, 1996. The Notes were paid off in full one year ahead of the maturity date.


Upon emergence from bankruptcy, the Company provided a full valuation allowance against its various deferred tax assets which consisted primarily of the expected future tax benefit of operating loss carryforwards, various credit carryforwards and reserves not yet deductible for tax purposes. The Company reduced the valuation allowance by $50,000,000 in the second quarter of 1996 based on the expectation that it is more likely than not to generate at least enough future taxable income to utilize this amount of net deferred tax assets. The benefit from this reduction is recorded as an addition to paid-in capital in accordance with the provisions of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code", and does not affect earnings. A June 30, 1996 condensed balance sheet reflecting this action and indicating a 43% increase in shareholders' equity is attached.

Lone Star Industries, Inc. is a producer of cement, ready-mixed concrete, sand and gravel, crushed stone and other construction materials.

		 ###





                         LONE STAR INDUSTRIES, INC.
                CONSOLIDATED SUMMARY OF EARNINGS (UNAUDITED)
                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                          For the Three Months     For the Six Months
                            Ended  June 30            Ended June 30
                            1996        1995     	  1996      1995

Consolidated Income
Revenues:

   Net Sales               $102,307   $ 87.553    $155,294  $140,264
   Joint Venture Income       1,947      1,551       2,477     2,224
   Other Income, Net            660        643       2,223     1,810
                            104,914     89,747     159,994   144,298

Deductions from Revenues:
   Cost of Sales             64,637     55,208     109,578   101,783
   Selling, General &
   Administrative Expenses    7,049      7,629      14,260    15,253
   Depreciation & Depletion   5,790      5,907      11,734    11,737
   Interest Expense           1,672      2,336       3,546     4,677
                             79,148     71,080     139,118   133,450

Income Before
Income Taxes                 25,766     18,667      20,876    10,848

   Provision for
   Income Taxes              (8,503)    (6,534)     (6,889)   (3,797)

Income Applicable
to Common Stock            $ 17,263    $12,133     $13,987   $ 7,051

Weighted Average
Common Shares Outstanding    11,427     12,071      11,451    12,069

Primary Income
Per Common Share              $1.26      $0.89       $1.05     $0.58

Fully Diluted Income
Per Common Share             $1.26       $0.89       $1.03     $0.57




(1)	Primary and fully diluted earnings per share are calculated using the modified treasury stock method due to the large number of outstanding common stock equivalents, unless the result is anti-dilutive.



                           LONE STAR INDUSTRIES, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS OF DOLLARS)



                                   June 30, 1996    December 31, 1995
                                    (Unaudited)


ASSETS
    Cash and Marketable Securities        $35,171       $50,049
    Accounts and Notes Receivable, Net     44,511        31,403
    Inventories                            60,151        55,476
    Deferred Tax Asset                     10,000           -
    Other Current Assets                    4,985         5,289
       Total Current Assets               154,818       142,217
    Joint Ventures                         22,129        21,152
    Property, Plant & Equipment, Net      319,939       311,397
    Deferred Tax Asset                     40,000          -
    Other Non-Current Assets                5,477         1,761
Total Assets Other than
  Liquidating Subsidiary                  542,363       476,527

    Net Assets of Liquidating Subsidiary     -            4,399

TOTAL ASSETS                             $542.363      $480,926



LIABILITIES AND SHAREHOLDERS' EQUITY
    Total Current Liabilities             $60,045       $60,567
    Senior Notes Payable                   78,000        78,000
    Pension and Postretirement Benefits   135,422       138,073
    Other Non-Current Liabilities          40,931        40,147
Total Liabilities Other than
  Liquidating Subsidiary                  314,398       316,787

    Asset Proceeds Notes of
      Liquidating Subsidiary                 -            4,399
Total Liabilities                         314,398       321,186

    Shareholders' Equity                  227,965       159,740

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $542,363    $480,926















                           SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


						LONE STAR INDUSTRIES, INC.


						By: /s/ James W. Langham
						        James W. Langham
						        Vice President
Date:  July 24, 1996